As filed with the Securities and Exchange Commission on June 23, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HANOVER COMPRESSOR COMPANY	HANOVER COMPRESSION LIMITED PARTNERSHIP
(Exact Name of Registrant as Specified in its Charter)	(Exact Name of Registrant as Specified in its Charter)
Delaware	Delaware
(State or Other Jurisdiction of Incorporation or Organization)	(State or Other Jurisdiction of Incorporation or Organization)
76-0625124	75-2344249
(IRS Employer Identification Number)	(IRS Employer Identification Number)

12001 N. Houston Rosslyn Road

Houston, Texas 77086

(281) 447-8787

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrants’ Principal Executive Offices)

Chad C. Deaton

President and Chief Executive Officer

Hanover Compressor Company

12001 N. Houston Rosslyn

Houston, Texas 77086

(281) 447-8787

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public:    After the effective date of this registration statement as determined by market conditions and other factors.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered (1)(2)	Proposed Maximum Aggregate Offering Price (3) (4) (5)	Amount of Registration Fee

Debt Securities (6)
Guarantees of Debt Securities (7)
Common Stock
Preferred Stock
Depositary Shares (8)
Securities Warrants
Stock Purchase Contracts (9)
Stock Purchase Units (10)

Total	$700,000,000	$56,630	(11)

(1)	Not specified as to each class of securities to be registered pursuant to General Instruction II(D) to Form S-3 under the Securities Act of 1933.
(2)	This registration statement also covers such indeterminate amount of securities as may be issued in exchange for, or upon conversion or exercise of, as the case may be, securities registered hereunder that provide for conversion, exercise or exchange. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).
(4)	No separate consideration will be received for any securities registered hereunder that are issued in exchange for, or upon conversion of, as the case may be, securities registered hereunder.
(5)	The proposed maximum offering price per unit will be determined from time to time by the registrants in connection with, and at the time of, the issuance of the securities.
(6)	The aggregate principal amount of the debt securities may be increased if any debt securities are issued at an original issue discount by an amount such that the gross proceeds to be received by the registrant shall be equal to the above amount to be registered. Any offering of debt securities denominated other than in U.S. dollars will be treated as the equivalent of U.S. dollars based on the exchange rate applicable to the purchase of such debt securities at the time of initial offering. In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this registration statement exceed $700,000,000, or the equivalent thereof in foreign or composite currencies.
(7)	Guarantees may be provided by Hanover Compression Limited Partnership of the payment of the principal of, premium, if any, on and interest on the debt securities. No additional consideration will be received for the guarantees and, pursuant to Rule 457(n), no additional fee is required.
(8)	Such indeterminate number of depositary shares to be evidenced by depositary receipts issued pursuant to a deposit agreement. If Hanover Compressor Company elects to offer to the public fractional interests in shares of preferred stock registered hereunder, depositary receipts will be distributed to those persons purchasing such fractional interests and such shares will be issued to the depositary under the deposit agreement.
(9)	There is being registered hereunder an indeterminate amount and number of stock purchase contracts, representing obligations to purchase preferred stock, depositary shares, common stock or other securities.
(10)	There is being registered hereunder an indeterminate amount and number of stock purchase units, consisting of stock purchase contracts together with debt securities, preferred stock, warrants or debt obligations of third parties securing the holders’ obligations to purchase the securities under the stock purchase contracts.
(11)	Calculated pursuant to Rule 457(o) at the statutory rate of $80.90 per $1,000,000 of securities registered.

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 23, 2003

PROSPECTUS

Hanover Compressor Company

$700,000,000

Debt Securities

Guarantees of Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Securities Warrants

Stock Purchase Contracts

Stock Purchase Units

Guarantees of Debt Securities by

Hanover Compression Limited Partnership

We may offer and sell the securities listed above from time to time in one or more classes or series and in amounts, at prices and on terms that we will determine at the time of the offering. The aggregate initial offering prices of the securities offered under this prospectus will not exceed $700,000,000. Any debt securities we issue under this prospectus may be guaranteed by our principal operating subsidiary, Hanover Compression Limited Partnership.

This prospectus provides you with a general description of the securities that may be offered. Each time securities are offered, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering and the terms of the securities being offered, including any guarantee by our subsidiary, Hanover Compression Limited Partnership. The supplements may also add, update or change information contained in this prospectus. This prospectus may not be used to offer or sell securities without a prospectus supplement describing the method and terms of the offering.

You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in any of our securities.

Investing in any of our securities involves risk. You should consider the risk factors described in any accompanying prospectus supplement or any of the documents we incorporate by reference.

Our common stock is listed on the New York Stock Exchange under the symbol “HC.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated             , 2003

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any dealer, salesman or other person to provide you with additional or different information. This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information in this prospectus or any prospectus supplement or in any document incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date of the document containing the information.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, which we refer to as the “SEC,” using a “shelf” registration process. Under this shelf registration process, we may, over time, offer and sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $700,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain specific information about the terms of the offering and the securities being offered at that time. A prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superceded by any inconsistent statement made by us in a prospectus supplement. You should read both this prospectus and any accompanying prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

Unless the context requires otherwise or unless otherwise noted, all references in this prospectus or any prospectus supplement to “Hanover,” “we,” “us” or “our” are to Hanover Compressor Company and its subsidiaries, on a consolidated basis.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus does not contain all of the information included in the registration statement and all of the exhibits and schedules thereto. For further information about the registrants, you should refer to the registration statement. Summaries of agreements or other documents in this prospectus are not necessarily complete. Please refer to the exhibits to the registration statement for complete copies of such documents.

Hanover files annual, quarterly and current reports, proxy statements and other information with the SEC (File No. 1-13071). Hanover Compression Limited Partnership (“HCLP”) files annual, quarterly and current reports and other information with the SEC (File No. 333-75814-01). Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330.

Hanover’s common stock is listed on the New York Stock Exchange under the symbol “HC.” Hanover’s reports, proxy statements and other information may be read and copied at the New York Stock Exchange at 30 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Hanover and HCLP incorporate by reference the documents listed below and all documents either registrant subsequently files with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities described in this prospectus are sold or until we terminate this offering:

•	Hanover’s Annual Report on Form 10-K for the year ended December 31, 2002;

•	Hanover’s Quarterly Report on Form 10-Q for the three months ended March 31, 2003;

•	Hanover’s Current Reports on Forms 8-K, filed with the SEC on February 3, 2003, February 6, 2003, February 7, 2003, February 12, 2003, March 5, 2003 (excluding the information furnished in Item 9 thereof, which is not deemed filed and which is not incorporated by reference herein), March 17, 2003 and May 14, 2003;

•	the description of Hanover’s common stock contained in its Form 8-A registration statement filed on June 9, 1997;

•	HCLP’s Special Financial Report on Form 10-K for the year ended December 31, 2002;

•	HCLP’s Quarterly Report on Form 10-Q for the three months ended March 31, 2003; and

•	all filings Hanover or HCLP make pursuant to the Securities Exchange Act of 1934 after the date of filing this registration statement with the SEC and prior to the effectiveness of this registration statement.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing us at the following address or calling us at the following number:

Hanover Compressor Company

Attention: Corporate Secretary

12001 N. Houston Rosslyn

Houston, Texas 77086

(281) 447-5175

FORWARD-LOOKING STATEMENTS

Certain matters discussed in this prospectus, any prospectus supplement and the documents we incorporate by reference herein may include “forward-looking statements” intended to qualify for the safe harbors liability established by the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements can generally be identified as such because the context of the statement will include words such as we “believe,” “anticipate,” “expect,” “estimate,” or words of similar import. Similarly, statements that describe our future plans, objectives or goals or future revenues or other financial metrics are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause our actual results to differ materially from those anticipated as of the date of this prospectus, any prospectus supplement or the documents we incorporate by reference herein, as applicable. These risks and uncertainties include:

•	our inability to renew our short-term leases so as to fully recoup the cost of acquiring or fabricating equipment that is leased to our customers;

•	our inability to generate sufficient cash, access capital markets or to incur indebtedness to fund our business;

•	a prolonged, substantial reduction in oil and natural gas prices, which could cause a decline in the demand for our compression and oil and gas production equipment;

•	changes in economic or political conditions in the countries in which we do business;

•	legislative changes in the countries in which we do business;

•	the loss of market share through competition;

•	the introduction of competing technologies by other companies;

•	losses due to the inherent risks associated with our operations, including equipment defects, malfunctions and failures and natural disasters;

•	war, terrorist attacks and/or the responses thereto;

•	governmental safety, health, environmental and other regulations, which could require us to make significant capital expenditures;

•	our high level of customer concentration which intensifies the negative effect of the loss of one or more of our customers;

•	our inability to comply with loan and lease covenants;

•	the decreased financial flexibility associated with our significant cash requirements and substantial debt and compression equipment lease commitments;

•	reduced profit margins resulting from increased pricing pressure in our business;

•	our inability to successfully integrate acquired businesses;

•	currency fluctuation;

•	our inability to execute our exit and sale strategy with respect to assets classified as discontinued operations and held for sale;

•	our inability to conclude the agreed upon settlement of the securities-related litigation;

•	fluctuations of our net income attributable to changes in the fair value of our common stock which will be used to fund the settlement of the securities-related litigation;

•	adverse results in shareholder or other litigation or regulatory proceedings; and

•	our inability to properly implement new enterprise resource planning systems used for integration of our businesses.

Other factors besides those described in this prospectus, any prospectus supplement or the documents we incorporate by reference herein could also affect our actual results.

You should not unduly rely on these forward-looking statements, which speak only as of the date such statements are made. Except as otherwise required by law, we undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date such statements are made or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we file from time to time with the SEC. All forward-looking statements attributable to Hanover or HCLP are expressly qualified in their entirety by this cautionary statement.

ABOUT OUR COMPANY

Hanover Compressor Company, a Delaware corporation, together with its subsidiaries, is a global market leader in full service natural gas compression and a leading provider of service, fabrication and equipment for natural gas processing and transportation applications. We sell this equipment and provide it on a rental, contract compression, maintenance and acquisition leaseback basis to natural gas production, processing and transportation companies. Founded in 1990, and a public company since 1997, our customers include both major and premier independent oil and gas producers and distributors as well as national oil and gas companies. Our maintenance business, together with our parts and service business, can provide solutions to customers that own their own compression equipment, but want to outsource their operations. We also have compressor and oil and gas production and processing equipment fabrication operations and provide gas processing and treating, gas measurement and oilfield power generation services, primarily to our domestic and international customers as a complement to our compression services. In addition, through our 51% ownership of Belleli Energy S.r.l., we provide engineering, procurement and construction services primarily related to the construction of desalination plants.

Hanover Compression Limited Partnership is a Delaware limited partnership and an indirect wholly-owned subsidiary of Hanover. Substantially all of our operations are conducted by HCLP and its subsidiaries and substantially all of our assets are owned by HCLP either directly or through its subsidiaries.

Our executive offices are located at 12001 N. Houston Rosslyn Road, Houston, Texas 77086, and our telephone number is (281) 447-8787. We maintain a website on the Internet at http://www.hanover-co.com. Unless specifically incorporated by reference in this prospectus or any prospectus supplement, information that you may find on our website is not part of this prospectus.

USE OF PROCEEDS

Except as may otherwise be described in a prospectus supplement, the net proceeds from the sale of the securities offered pursuant to this prospectus and any prospectus supplement will be used for general corporate purposes. These purposes may include, but are not limited to:

•	reduction or refinancing of debt or other corporate obligations;

•	acquisitions;

•	capital expenditures; and

•	working capital.

Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of the offering and will be described in a prospectus supplement.

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Hanover Compressor Company’s ratios of earnings to fixed charges and earnings to fixed charges and preferred stock dividends for each of the periods indicated are as follows:

	Year Ended December 31,					Three Months Ended March 31,
	1998	1999	2000	2001	2002	2003
Ratio of earnings to fixed charges	3.68	2.75	2.11	2.02	(1)	(2)
Ratio of earnings to fixed charges and preferred stock dividends	3.68	2.75	2.11	2.02	(1)	(2)

(1)	Due to Hanover’s loss for the year ended December 31, 2002, the ratio was less than 1:1. Hanover would have had to generate additional pre-tax earnings of $96.8 million to achieve a coverage of 1:1. During 2002, we recorded $182.7 million in pre-tax charges. For a description of these pre-tax charges, see footnote 27 in the notes to consolidated financial statements included in Hanover’s Annual Report on Form 10-K for the year ended December 31, 2002.
(2)	Due to Hanover’s loss for the quarterly period ended March 31, 2003, the ratio was less than 1:1. Hanover would have had to generate additional pre-tax earnings of $66.9 million to achieve a coverage of 1:1. During this quarterly period, we recorded $68.7 million in pre-tax charges related to the settlement of shareholder litigation. For more information regarding these pre-tax charges, see footnote 7 in the notes to condensed consolidated financial statements included in Hanover’s Quarterly Report on Form 10-Q for the three months ended March 31, 2003.

For purposes of computing the ratio of earnings to fixed charges and the ratio of earnings to fixed charges and preferred stock dividends: (i) “earnings” consist of income before income taxes plus fixed charges and (ii) “fixed charges” consist of interest expense (including distributions on mandatorily redeemable convertible preferred securities and amortization of debt discount and expense), capitalized interest, leasing expense and the estimated interest factor attributable to rentals. There was no preferred stock outstanding during any period presented.

DESCRIPTION OF DEBT SECURITIES

The Debt Securities will be either our senior debt securities (“Senior Debt Securities”) or our subordinated debt securities (“Subordinated Debt Securities”). The Senior Debt Securities and the Subordinated Debt Securities will be issued under separate Indentures among us, our subsidiary HCLP, if it is a guarantor of the Debt Securities, and Wachovia Bank, National Association, or another U.S. banking institution selected by us, as “Trustee.” Senior Debt Securities will be issued under a “Senior Indenture,” and Subordinated Debt Securities will be issued under a “Subordinated Indenture.” Together the Senior Indenture and the Subordinated Indenture are called “Indentures.” The Debt Securities may be issued from time to time in one or more series. When Debt Securities are offered in the future, a prospectus supplement will explain the particular terms of the securities to the extent to which these general provisions may apply or may be varied.

We have summarized selected provisions of the Indentures below. The summary is not complete and is qualified in its entirety by express reference to the provisions of the Indentures. We have filed the forms of each Indenture with the SEC as an exhibit to the registration statement of which this prospectus is a part. In the summary below we have included references to section numbers of the applicable Indentures so that you can easily locate these provisions. Whenever we refer in this prospectus or in the prospectus supplement to particular sections or defined terms of the Indentures, such sections or defined terms are incorporated by reference herein or therein, as applicable. The Indentures will be subject to and governed by certain provisions of the Trust Indenture Act of 1939, and we refer you to the Indentures and the Trust Indenture Act for a statement of such provisions. Capitalized terms used in this summary but not defined here have the meanings specified in the Indentures.

General

The Indentures provide that Debt Securities in separate series may be issued thereunder from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the Debt Securities of any series. (Section 301) The terms and conditions of the Debt Securities, including the maturity, principal and interest, will be provided for in the supplement to the Indenture relating to the applicable Debt Securities and must be consistent with the applicable Indenture. The Debt Securities will be our unsecured obligations.

The Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all of our Senior Debt (as defined in the Subordinated Indenture) as described under “— Subordination of Subordinated Debt Securities” and in the prospectus supplement applicable to any Subordinated Debt Securities. If the prospectus supplement so indicates, the Subordinated Debt Securities will be convertible into our common stock as described in the prospectus supplement.

We currently conduct substantially all of our operations through our subsidiaries, and the holders of Debt Securities (whether Senior Debt Securities or Subordinated Debt Securities) will be effectively subordinated to the creditors of our subsidiaries except to the extent of any guarantee issued by our subsidiaries with respect to such Debt Securities as described in the applicable prospectus supplement. This means that creditors of our subsidiaries will have a claim to the assets of our subsidiaries that is superior to the claim of our creditors, including holders of our Debt Securities. Except to the extent set forth in the applicable prospectus supplement, the Debt Securities will not contain any covenants or other provisions that are intended to afford holders of the Debt Securities special protection in the event of either a change of control or highly leveraged transaction involving us. The Indentures also do not limit the aggregate amount of unsecured indebtedness that we or our subsidiaries may incur or limit the payment of dividends or the acquisition of our stock.

If specified in the prospectus supplement, our subsidiary HCLP (the “Subsidiary Guarantor”), will unconditionally guarantee (the “Subsidiary Guarantee”) the Debt Securities as described under “—Subsidiary Guarantee” and in the prospectus supplement. The Subsidiary Guarantee will be an unsecured obligation of the

Subsidiary Guarantor. Subsidiary Guarantees of Subordinated Debt Securities will be subordinated to the Senior Debt of the Subsidiary Guarantor on the same basis as the Subordinated Debt Securities are subordinated to our Senior Debt.

The applicable prospectus supplement will set forth the price or prices at which the Debt Securities to be offered will be issued and will, among other provisions, describe the following terms of such Debt Securities:

(1)	the title of the Debt Securities;

(2)	whether the Debt Securities are Senior Debt Securities or Subordinated Debt Securities and, if Subordinated Debt Securities, the related subordination terms;

(3)	whether the Subsidiary Guarantor will provide a Subsidiary Guarantee of the Debt Securities;

(4)	any limit on the aggregate principal amount of the Debt Securities;

(5)	the dates on which the principal of the Debt Securities will be payable;

(6)	the interest rate which the Debt Securities will bear and the interest payment dates for the Debt Securities;

(7)	the places where payments on the Debt Securities will be payable;

(8)	any terms upon which the Debt Securities may be redeemed, in whole or in part, at our option;

(9)	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the Debt Securities;

(10)	the portion of the principal amount, if less than all, of the Debt Securities that will be payable upon declaration of acceleration of the Maturity of the Debt Securities;

(11)	whether the Debt Securities will be defeasible;

(12)	any addition to or change in the Events of Default;

(13)	whether the Debt Securities will be convertible into, or exchangeable for, securities or other property of Hanover or another person and, if so, the terms and conditions upon which conversion will be effected, including the initial conversion price or conversion rate and any adjustments thereto, the conversion period and other conversion provisions;

(14)	any addition to or change in the covenants in the Indenture applicable to any of the Debt Securities; and

(15)	any other terms of the Debt Securities not inconsistent with the provisions of the applicable Indenture. (Section 301)

Debt Securities may be sold at a substantial discount below their principal amount. Special United States federal income tax considerations applicable to Debt Securities sold at an original issue discount may be described in the applicable prospectus supplement. In addition, special United States federal income tax or other considerations applicable to any Debt Securities that are denominated in a currency or currency unit other than United States dollars may be described in the applicable prospectus supplement.

The applicable prospectus supplement relating to any Debt Securities will state the terms, if any, on which such Debt Securities are convertible into, or exchangeable for, securities or other property of Hanover or another person.

Subordination of Subordinated Debt Securities

The indebtedness evidenced by the Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture with respect to each series of Subordinated Debt Securities, be subordinate in right of payment to the prior payment in full of all of our Senior Debt, including the Senior Debt Securities, and it may also be senior in right of payment to all of our other Subordinated Debt. The prospectus supplement relating to any Subordinated Debt Securities will summarize the subordination provisions of the Subordinated Indenture applicable to that series including:

•	the applicability and effect of such provisions upon any payment or distribution of our assets to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors or marshaling of assets or any bankruptcy, insolvency or similar proceedings;

•	the applicability and effect of such provisions in the event of specified defaults with respect to any Senior Debt, including the circumstances under which and the periods in which we will be prohibited from making payments on the Subordinated Debt Securities; and

•	the definition of Senior Debt applicable to the Subordinated Debt Securities of that series and, if the series is issued on a senior subordinated basis, the definition of Subordinated Debt applicable to that series.

The prospectus supplement will also describe as of a recent date the approximate amount of Senior Debt to which the Subordinated Debt Securities of that series will be subordinated.

The failure to make any payment on any of the Subordinated Debt Securities by reason of the subordination provisions of the Subordinated Indenture described in the prospectus supplement will not be construed as preventing the occurrence of an Event of Default with respect to the Subordinated Debt Securities arising from any such failure to make payment.

The subordination provisions described above will not be applicable to payments in respect of the Subordinated Debt Securities from a defeasance trust established in connection with any defeasance or covenant defeasance of the Subordinated Debt Securities as described under “— Defeasance and Covenant Defeasance.”

Subsidiary Guarantee

If specified in the prospectus supplement, our principal operating subsidiary HCLP, which we refer to as the Subsidiary Guarantor, will guarantee the Debt Securities of a series. No other subsidiaries of Hanover will guarantee the Debt Securities. Unless otherwise indicated in the prospectus supplement, the following provisions will apply to the Subsidiary Guarantee.

Subject to the limitations described below and in the prospectus supplement, the Subsidiary Guarantor will unconditionally guarantee the punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all our obligations under the Indentures and the Debt Securities of a series, whether for principal of, premium, if any, or interest on the Debt Securities or otherwise (all such obligations guaranteed by the Subsidiary Guarantor being called the “Guaranteed Obligations”). The Subsidiary Guarantor will also pay all expenses (including reasonable counsel fees and expenses) incurred by the applicable Trustee in enforcing any rights under a Subsidiary Guarantee.

In the case of Subordinated Debt Securities, the Subsidiary Guarantee will be subordinated in right of payment to the Senior Debt of the Subsidiary Guarantor on the same basis as the Subordinated Debt Securities are subordinated to our Senior Debt. No payment will be made by the Subsidiary Guarantor under its Subsidiary Guarantee during any period in which payments by us on the Subordinated Debt Securities are suspended by the subordination provisions of the Subordinated Indenture. (Article Fourteen of the Subordinated Indenture)

Each Subsidiary Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by the Subsidiary Guarantor without rendering such Subsidiary Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Subsidiary Guarantee will be a continuing guarantee and will:

(1)	remain in full force and effect until either (a) payment in full of all the Guaranteed Obligations (or the applicable Debt Securities are defeased and discharged in accordance with the defeasance provisions of the Indentures) or (b) released as described in the following paragraph,
(2)	be binding upon the Subsidiary Guarantor and

(3)	inure to the benefit of and be enforceable by the applicable Trustee, the Holders and their successors, transferees and assigns.

If the Subsidiary Guarantor ceases to be a Subsidiary, whether as a result of a disposition of all or substantially all of the assets or all of the Capital Stock of the Subsidiary Guarantor, by way of sale, merger, consolidation or otherwise, the Subsidiary Guarantor will be deemed released and relieved of its obligations under its Subsidiary Guarantee without any further action required on the part of the Trustee or any Holder, and no other person acquiring or owning the assets or Capital Stock of the Subsidiary Guarantor will be required to enter into a Subsidiary Guarantee; provided, in each case, that the transaction or transactions resulting in the Subsidiary Guarantor’s ceasing to be a Subsidiary are carried out pursuant to and in compliance with all of the applicable covenants in the Indentures. Further, if we elect either defeasance and discharge or covenant defeasance as described below under “— Defeasance and Covenant Defeasance,” then the Subsidiary Guarantor will also be deemed released and relieved of its obligations under its Subsidiary Guarantee without any further action required on the part of the Trustee or any Holder. In addition, the prospectus supplement may specify additional circumstances under which the Subsidiary Guarantor can be released from its Subsidiary Guarantee.

Form, Exchange and Transfer

The Debt Securities of each series will be issuable only in fully registered form, without coupons, and, unless otherwise specified in the applicable prospectus supplement, only in denominations of $1,000 and integral multiples thereof. (Section 302)

At the option of the Holder, subject to the terms of the applicable Indenture and the limitations applicable to Global Securities, Debt Securities of each series will be exchangeable for other Debt Securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount. (Section 305)

Subject to the terms of the applicable Indenture and the limitations applicable to Global Securities, Debt Securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the Security Registrar or at the office of any transfer agent designated by us for such purpose. No service charge will be made for any registration of transfer or exchange of Debt Securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Security Registrar and any other transfer agent initially designated by us for any Debt Securities will be named in the applicable prospectus supplement. (Section 305) We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each Place of Payment for the Debt Securities of each series. (Section 1002).

If the Debt Securities of any series (or of any series and specified terms) are to be redeemed in part, we will not be required to (1) issue, register the transfer of or exchange any Debt Security of that series (or of that series and specified terms, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Debt Security that may be selected for redemption and ending at the close of business on the day of such mailing or (2) register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any such Debt Security being redeemed in part. (Section 305)

Global Securities

Some or all of the Debt Securities of any series may be represented, in whole or in part, by one or more Global Securities which will have an aggregate principal amount equal to that of the Debt Securities represented thereby. Each Global Security will be registered in the name of a Depositary or its nominee identified in the applicable prospectus supplement, will be deposited with such Depositary or nominee or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the applicable Indenture.

Notwithstanding any provision of the Indentures or any Debt Security described in this prospectus, no Global Security may be exchanged in whole or in part for Debt Securities registered, and no transfer of a Global Security in whole or in part may be registered, in the name of any person other than the Depositary for such Global Security or any nominee of such Depositary unless:

(1)	the Depositary has notified us that it is unwilling or unable to continue as Depositary for such Global Security or has ceased to be qualified to act as such as required by the applicable Indenture,

(2)	an Event of Default with respect to the Debt Securities represented by such Global Security has occurred and is continuing and the Security Registrar has received a written request from the Depositary to issue certificated Debt Securities,

(3)	we elect to issue certificated Debt Securities, or

(4)	other circumstances exist, in addition to or in lieu of those described above, as may be described in the applicable prospectus supplement.

All Debt Securities issued in exchange for a Global Security or any portion thereof will be registered in such names as the Depositary may direct. (Sections 205 and 305)

As long as the Depositary, or its nominee, is the registered Holder of a Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner and Holder of such Global Security and the Debt Securities that it represents for all purposes under the Debt Securities and the applicable Indenture. Except in the limited circumstances referred to above, owners of beneficial interests in a Global Security will not be entitled to have such Global Security or any Debt Securities that it represents registered in their names, will not receive or be entitled to receive physical delivery of certificated Debt Securities in exchange therefor and will not be considered to be the owners or Holders of such Global Security or any Debt Securities that is represents for any purpose under the Debt Securities or the applicable Indenture. All payments on a Global Security will be made to the Depositary or its nominee, as the case may be, as the Holder of the security. The laws of some jurisdictions require that some purchasers of Debt Securities take physical delivery of such Debt Securities in definitive form. These laws may impair the ability to transfer beneficial interests in a Global Security.

Ownership of beneficial interests in a Global Security will be limited to institutions that have accounts with the Depositary or its nominee (“participants”) and to persons that may hold beneficial interests through participants. In connection with the issuance of any Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of Debt Securities represented by the Global Security to the accounts of its participants. Ownership of beneficial interests in a Global Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants’ interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges and other matters relating to beneficial interests in a Global Security may be subject to various policies and procedures adopted by the Depositary from time to time. None of us, the Subsidiary Guarantor, the Trustees or the agents of ourself, the Subsidiary Guarantor or the Trustees will have any responsibility or liability for any aspect of the Depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a Debt Security on any Interest Payment Date will be made to the Person in whose name such Debt Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest. (Section 307)

Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium and interest on the Debt Securities of a particular series will be payable at the office of such Paying Agent or Paying Agents as we may designate for such purpose from time to time, except that at our option payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register. Unless otherwise indicated in the applicable prospectus supplement, the corporate trust office or agency of the Trustee under the Senior Indenture in The City of New York will be designated as sole Paying Agent for payments with respect to Senior Debt Securities of each series, and the corporate trust office or agency of the Trustee under the Subordinated Indenture in The City of New York will be designated as the sole Paying Agent for payment with respect to Subordinated Debt Securities of each series. Any other Paying Agents initially designated by us for the Debt Securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that we will be required to maintain a Paying Agent in each Place of Payment for the Debt Securities of a particular series. (Section 1002)

All moneys paid by us to a Paying Agent for the payment of the principal of or any premium or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the Holder of such Debt Security thereafter may look only to us for payment thereof. (Section 1003)

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge into, or transfer, lease or otherwise dispose of all or substantially all of our assets to, any Person (a “successor Person”), and may not permit any Person to consolidate with or merge into us, unless:

(1)	the successor Person (if any) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction and assumes our obligations on the Debt Securities and under the Indentures,

(2)	immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing and

(3)	several other conditions, including any additional conditions with respect to any particular Debt Securities specified in the applicable prospectus supplement, are met. (Section 801)

Events of Default

Unless otherwise specified in the prospectus supplement, each of the following will constitute an Event of Default under the applicable Indenture with respect to Debt Securities of any series:

(1)	failure to pay principal of or any premium on any Debt Security of that series when due, whether or not, in the case of Subordinated Debt Securities, such payment is prohibited by the subordination provisions of the Subordinated Indenture;

(2)	failure to pay any interest on any Debt Securities of that series when due, continued for 30 days, whether or not, in the case of Subordinated Debt Securities, such payment is prohibited by the subordination provisions of the Subordinated Indenture;

(3)	failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series, whether or not, in the case of Subordinated Debt Securities, such deposit is prohibited by the subordination provisions of the Subordinated Indenture;

(4)	failure to perform or comply with the provisions described under “Consolidation, Merger and Sale of Assets”;

(5)	failure to perform any of our other covenants in such Indenture (other than a covenant included in such Indenture solely for the benefit of a series other than that series), continued for 30 days after written notice has been given by the applicable Trustee, or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series, as provided in such Indenture;

(6)	certain events of bankruptcy, insolvency or reorganization affecting us, any Significant Subsidiary or any group of Subsidiaries that together would constitute a Significant Subsidiary; and

(7)	in the case of Debt Securities guaranteed by the Subsidiary Guarantor, the Subsidiary Guarantee is held by a final non-appealable order or judgment of a court of competent jurisdiction to be unenforceable or invalid or ceases for any reason to be in full force and effect (other than in accordance with the terms of the applicable Indenture) or the Subsidiary Guarantor or any Person acting on behalf of the Subsidiary Guarantor denies or disaffirms the Subsidiary Guarantor’s obligations under its Subsidiary Guarantee (other than by reason of a release of the Subsidiary Guarantor from its Subsidiary Guarantee in accordance with the terms of the applicable Indenture). (Section 501)

If an Event of Default (other than an Event of Default described in clause (6) above) with respect to the Debt Securities of any series at the time Outstanding shall occur and be continuing, either the applicable Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series by notice as provided in the applicable Indenture may declare the principal amount of the Debt Securities of that series (or, in the case of any Debt Security that is an Original Issue Discount Debt Security or the principal amount of which is not then determinable, such portion of the principal amount of such Debt Security, or such other amount in lieu of such principal amount, as may be specified in the terms of such Debt Security) to be due and payable immediately. If an Event of Default described in clause (6) above with respect to the Debt Securities of any series at the time Outstanding shall occur, the principal amount of all the Debt Securities of that series (or, in the case of any such Original Issue Discount Security or other Debt Security, such specified amount) will automatically, and without any action by the applicable Trustee or any Holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the applicable Indenture. (Section 502) For information as to waiver of defaults, see “— Modification and Waiver” below.

Subject to the provisions of the Indentures relating to the duties of the Trustees in case an Event of Default shall occur and be continuing, each Trustee will be under no obligation to exercise any of its rights or powers under the applicable Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to such Trustee reasonable indemnity. (Section 603) Subject to such provisions for the indemnification of the Trustees, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series. (Section 512)

No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the applicable Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

(1)	such Holder has previously given to the Trustee under the applicable Indenture written notice of a continuing Event of Default with respect to the Debt Securities of that series,

(2)	the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series have made written request, and such Holders have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee and

(3)	the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer. (Section 507)

However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Debt Security on or after the applicable due date specified in such Debt Security or, if applicable, to convert such Debt Security. (Section 508)

We will be required to furnish to each Trustee annually a statement by certain of our officers as to whether or not we, to their knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the applicable Indenture and, if so, specifying all such known defaults. (Section 1004)

Modification and Waiver

Modifications and amendments of an Indenture may be made by us, the Subsidiary Guarantor and the applicable Trustee with the consent of the Holders of a majority in principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby:

(1)	change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security,

(2)	reduce the principal amount of, or any premium or interest on, any Debt Security,

(3)	reduce the amount of principal of an Original Issue Discount Security or any other Debt Security payable upon acceleration of the Maturity thereof,

(4)	change the currency of payment of principal of, or any premium or interest on, any Debt Security,

(5)	impair the right to institute suit for the enforcement of any payment on or any conversion right with respect to any Debt Security,

(6)	in the case of Subordinated Debt Securities, modify the subordination or conversion provisions in a manner adverse to the Holders of the Subordinated Debt Securities,

(7)	except as provided in the applicable Indenture, release any Subsidiary Guarantee,

(8)	reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the applicable Indenture,

(9)	reduce the percentage in principal amount of Outstanding Debt Securities of any series necessary for waiver of compliance with certain provisions of the applicable Indenture or for waiver of certain defaults or

(10)	modify such provisions with respect to modification and waiver. (Section 902)

The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive compliance by us with certain restrictive provisions of the applicable Indenture. (Section 1009) The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default under the applicable Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of such Indenture which cannot be amended without the consent of the Holder of each Outstanding Debt Security of such series affected. (Section 513)

The Indentures provide that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given or taken any direction, notice, consent, waiver or other action under such Indenture as of any date,

(1)	the principal amount of an Original Issue Discount Security that will be deemed to be Outstanding will be the amount of the principal thereof that would be due and payable as of such date upon acceleration of the Maturity thereof to such date,

(2)	if, as of such date, the principal amount payable at the Stated Maturity of a Debt Security is not determinable (for example, because it is based on an index), the principal amount of such Debt Security deemed to be Outstanding as of such date will be an amount determined in the manner prescribed for such Debt Security and

(3)	the principal amount of a Debt Security denominated in one or more foreign currencies or currency units that will be deemed to be Outstanding will be the U.S. dollar equivalent, determined as of such date in the manner prescribed for such Debt Security, of the principal amount of such Debt Security (or, in the case of a Debt Security described in clause (1) or (2) above, of the amount described in such clause).

Certain Debt Securities, including those for whose payment or redemption money has been deposited or set aside in trust for the Holders and those that have been fully defeased pursuant to Section 1502, will not be deemed to be Outstanding. (Section 101)

Except in certain limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Debt Securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the applicable Indenture, in the manner and subject to the limitations provided in such Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by Holders. If a record date is set for any action to be taken by Holders of a particular series, such action may be taken only by persons who are Holders of Outstanding Debt Securities of that series on the record date. To be effective, such action must be taken by Holders of the requisite principal amount of such Debt Securities within a specified period following the record date. For any particular record date, this period will be 180 days or such other period as may be specified by us (or the Trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time. (Section 104)

Defeasance and Covenant Defeasance

If and to the extent indicated in the applicable prospectus supplement, we may elect, at our option at any time, to have the provisions of Section 1502, relating to defeasance and discharge of indebtedness, or Section 1503, relating to defeasance of certain restrictive covenants applied to the Debt Securities of any series, or to any specified part of a series. (Section 1501)

Defeasance and Discharge.    The Indentures provide that, upon our exercise of our option (if any) to have Section 1502 applied to any Debt Securities, we and, if applicable, the Subsidiary Guarantor will be discharged from all our obligations, and, if such Debt Securities are Subordinated Debt Securities, the provisions of the Subordinated Indenture relating to subordination (but not to conversion, if applicable) will cease to be effective, with respect to such Debt Securities (except for certain obligations to exchange or register the transfer of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold money for payment in trust) upon the deposit in trust for the benefit of the Holders of such Debt Securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such Debt Securities. Such defeasance or discharge may occur only if, among other things,

(1)	we have delivered to the applicable Trustee an Opinion of Counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur;

(2)	no Event of Default or event that with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred and be continuing;

(3)	such deposit, defeasance and discharge will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which we are a party or by which we are bound;

(4)	in the case of Subordinated Debt Securities, at the time of such deposit, no default in the payment of all or a portion of principal of (or premium, if any) or interest on any of our Senior Debt shall have occurred and be continuing, no event of default shall have resulted in the acceleration of any of our Senior Debt and no other event of default with respect to any of our Senior Debt shall have occurred and be continuing permitting after notice or the lapse of time, or both, the acceleration thereof; and

(5)	we have delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940. (Sections 1502 and 1504)

Defeasance of Certain Covenants.    The Indentures provide that, upon our exercise of our option (if any) to have Section 1503 applied to any Debt Securities, we may omit to comply with certain restrictive covenants, including those that may be described in the applicable prospectus supplement, the occurrence of certain Events of Default, which are described above in clause (5) (with respect to such restrictive covenants) and clauses (6) and (7) under “— Events of Default” and any that may be described in the applicable prospectus supplement, will not be deemed either to be or result in an Event of Default and, if such Debt Securities are Subordinated Debt Securities, the provisions of the Subordinated Indenture relating to subordination (but not to conversion, if applicable) will cease to be effective, in each case with respect to such Debt Securities. In order to exercise such option, we must deposit, in trust for the benefit of the Holders of such Debt Securities, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such Debt Securities. Such covenant defeasance may occur only if we have delivered to the applicable Trustee an Opinion of Counsel that in effect says that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur, and the requirements set forth in clauses (2), (3), (4) and (5) above are satisfied. If we exercise this option with respect to any Debt Securities and such Debt Securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on such Debt Securities at the time of their respective Stated Maturities but may not be sufficient to pay amounts due on such Debt Securities upon any acceleration resulting from such Event of Default. In such case, we would remain liable for such payments. (Sections 1503 and 1504)

Notices

Notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they may appear in the Security Register. (Sections 101 and 106)

Title

We, the Subsidiary Guarantor, the Trustees and any agent of us, the Subsidiary Guarantor or a Trustee may treat the Person in whose name a Debt Security is registered as the absolute owner of the Debt Security (whether or not such Debt Security may be overdue) for the purpose of making payment and for all other purposes. (Section 308)

Trustees

We may appoint a separate Trustee for any series of Debt Securities. We may maintain banking and other commercial relationships with any Trustee and its affiliates in the ordinary course of business and any Trustee may own Debt Securities and serve as trustee under our other indentures.

Governing Law

The Indentures and the Debt Securities will be governed by and construed in accordance with the laws of the State of New York. (Section 112)

DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

Hanover Compressor Company’s authorized capital stock currently consists of 200,000,000 shares of common stock, $.001 par value per share, and 3,000,000 shares of preferred stock, $.01 par value per share. The following summary description relating to the capital stock does not purport to be complete. For a detailed description, reference is made to our certificate of incorporation, a copy of which is listed as an exhibit to the registration statement of which this prospectus is a part.

Common Stock

Hanover Compressor Company’s common stock is traded on the New York Stock Exchange under the symbol “HC.”

As of May 30, 2003, 80,978,710 shares of common stock were issued and held of record by approximately 721 holders. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Holders of common stock are not entitled to cumulative voting rights in the election of directors. Subject to any preferential rights with respect to our preferred stock and any restrictions that may be imposed by our debt instruments, holders of common stock are entitled to receive dividends when and as declared by our board of directors out of legally available funds. Dividends may be paid in cash, stock or other form. On liquidation, dissolution, sale or winding up of Hanover, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of preferential rights. Holders of common stock have no preemptive or subscription rights. The outstanding shares of common stock are, and additional shares of common stock that we issue will be, fully paid and non-assessable.

We have never declared a dividend on our common stock. Our bank credit agreement limits the amount of dividends payable by us (without the lender’s prior approval) on our common stock to no more than 25% of our net income for the period from December 3, 2001 through November 30, 2004. The payment of any such dividends also will be subject to and may be limited by the terms of the outstanding 7¼% Mandatorily Redeemable Convertible Preferred Securities of our subsidiary, Hanover Compressor Capital Trust, or any preferred stock we may issue in the future.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Mellon Investor Services LLC.

Preferred Stock

The prospectus supplement will specify any terms of any series of preferred stock offered by it including:

•	the series, the number of shares offered and the liquidation value of the preferred stock,

•	the price at which the preferred stock will be issued,

•	the dividend rate, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock,

•	the liquidation preference of the preferred stock,

•	whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund,

•	whether the preferred stock is convertible into or exchangeable for any other securities, and the terms of any such conversion or exchange, and

•	any additional rights, preferences, qualifications, limitations or restrictions of the preferred stock.

The description of the terms of the preferred stock to be set forth in an applicable prospectus supplement will not be complete and will be subject to and qualified in its entirety by reference to the statement of resolution relating to the applicable series of preferred stock. The registration statement of which this prospectus forms a part will include the statement of resolution as an exhibit or incorporate it by reference.

We are authorized to issue 3,000,000 shares of preferred stock. Our board of directors may establish, without stockholder approval, one or more classes or series of preferred stock having the number of shares, designations, relative voting rights, dividend rates, liquidation, and other rights, preferences and limitations that the board of directors may designate. We believe that this power to issue preferred stock provides flexibility in connection with possible corporate transactions. The issuance of preferred stock, however, could adversely affect the voting power of holders of common stock and restrict their rights to receive payments upon liquidation of Hanover. It could also have the effect of delaying, deferring or preventing a change in control of Hanover.

Mandatorily Redeemable Convertible Preferred Securities

In December 1999, we issued $86,250,000 of unsecured 7 1/4% Mandatorily Redeemable Convertible Preferred Securities through Hanover Compressor Capital Trust, a Delaware business trust and subsidiary of Hanover. The Convertible Preferred Securities have a liquidation amount of $50 per unit and mature in 30 years, but we may redeem them, in whole or in part, at any time on or after December 20, 2002. The Convertible Preferred Securities provide for annual cash distributions at the rate of 7 1/4%, payable quarterly in arrears; however, distributions may be deferred for up to 20 consecutive quarters subject to certain restrictions. During any periods in which distributions are deferred, in general, we cannot pay any dividend or distribution on our capital stock or redeem, purchase, acquire or make any liquidation on any of our capital stock. Each Convertible Preferred Security is convertible into 2.7972 shares of our common stock, subject to adjustment for certain events. We have fully and unconditionally guaranteed the Convertible Preferred Securities.

Special Provisions of Our Certificate of Incorporation and Delaware Law

Section 102(b)(7) of the Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors’ fiduciary duty of care. Although Section 102(b) does not change directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Our certificate of incorporation limits the liability of directors (in their capacity as directors but not in their capacity as officers) to us or our stockholders to the fullest extent permitted by Section 102(b). Specifically, our directors will not be personally liable for monetary damages for breach of a director’s fiduciary duty as a director, except for liability for:

(a)	any breach of the director’s duty of loyalty to Hanover or our stockholders,

(b)	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

(c)	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or

(d)	any transaction from which the director derived an improper personal benefit.

To the maximum extent permitted by law, our certificate of incorporation and bylaws provide for mandatory indemnification of directors and officers and permit indemnification of our officers, employees, and agents against all expense, liability and loss to which they may become subject or which they may incur as a result of being or having been a director, officer, employee or agent of Hanover or our subsidiaries. In addition, we must advance or reimburse directors and may advance or reimburse officers, employees and agents for expenses incurred by them in connection with indemnifiable claims.

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

(a)	before that person became an interested stockholder, the corporation’s board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

(b)	upon completion of the transaction that resulted in the interested stockholder’s becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

(c)	following the transaction in which that person became an interested stockholder, the business combination is approved by the corporation’s board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Under Section 203, these restrictions also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if that extraordinary transaction is approved or not opposed by a majority of the directors who were directors before any person became an interested stockholder in the previous three years or who were recommended for election or elected to succeed such directors by a majority of such directors then in office. “Business combination” includes mergers, assets sales and other transactions resulting in a financial benefit to the stockholder. “Interested stockholder” is a person who, together with affiliates and associates, owns (or, within three years, did own) 15% or more of the corporation’s voting stock.

DESCRIPTION OF DEPOSITARY SHARES

General

We may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we decide to offer fractional shares of preferred stock, we will issue receipts for depositary shares. Each depositary share will represent a fraction of a share of a particular series of preferred stock. A prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a depositary that is a bank or trust company that meets certain requirements and is selected by us. Each owner of a depositary share will be entitled to all of the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

This summary of the terms of the deposit agreements and the depositary receipts is not complete. The forms of the deposit agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the Securities and Exchange Commission on a Current Report on Form 8-K prior to closing our offering of the depositary shares, and you should read such documents for provisions that may be important to you. A prospectus supplement relating to a particular issue of depositary shares will contain the terms of and information relating to that issue of depositary shares.

Dividends and Other Distributions

If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the depositary will distribute the property to the record holders of the depositary shares. If, however, the depositary determines that it is not feasible to make the distribution of property, the depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the holders of the preferred stock.

Redemption of Depositary Shares

If we redeem a series of preferred stock represented by depositary shares, the depositary will redeem the depositary shares from the proceeds received by the depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the depositary may determine.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date, which will be the same date as the record date for the preferred stock, may instruct the depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action that the depositary deems necessary in order to enable the depositary to do so. The depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of the Deposit Agreements

The form of depositary receipt evidencing the depositary shares and any provision of a deposit agreement may be amended by agreement between the depositary and us. Any amendment that materially and adversely alters the rights of the holders of depositary shares will not, however, be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by the depositary or us only if:

(a)	all outstanding depositary shares have been redeemed or

(b)	there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of our company and such distribution has been distributed to the holders of depositary receipts.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Withdrawal of Preferred Stock

Upon surrender of depositary receipts at the principal office of the depositary, subject to the terms of the applicable deposit agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the deposit agreement or receive depositary receipts evidencing depositary shares therefor.

Miscellaneous

Each depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the depositary and that we are required to furnish to the holders of the preferred stock.

Neither we nor the depositary will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under a deposit agreement. The obligations of the depositary and us under a deposit agreement will be limited to performance in good faith of our duties thereunder, and we will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

Any depositary may resign at any time by delivering notice to us of its election to do so, and we may at any time remove the depositary. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $100,000,000.

DESCRIPTION OF SECURITIES WARRANTS

We may issue securities warrants for the purchase of debt securities, preferred stock, depositary shares, common stock or other securities. Securities warrants may be issued independently or together with debt securities, preferred stock, depositary shares, common stock or other securities offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of securities warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in a prospectus supplement relating to the particular issue of securities warrants. The securities warrant agent will act solely as our agent in connection with the securities warrants and will not assume any obligation or relationship of agency or trust for or with any holders of securities warrants or beneficial owners of securities warrants.

This summary of the terms of the security warrant agreements is not complete. A form of the applicable securities warrant agreement will be filed with the Securities and Exchange Commission on a Current Report on Form 8-K prior to the closing of any offering of the applicable warrants, and you should read such document for provisions that may be important to you. A prospectus supplement relating to a particular issue of securities warrants will contain the terms of and information relating to that issue of securities warrants, including, where applicable:

•	the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of securities warrants to purchase debt securities and the price at which such debt securities may be purchased upon such exercise;

•	the number of shares of common stock purchasable upon the exercise of securities warrants to purchase common stock and the price at which such number of shares of common stock may be purchased upon such exercise;

•	the number of shares and series of preferred stock or depositary shares purchasable upon the exercise of securities warrants to purchase preferred stock or depositary shares and the price at which such number of shares of such series of preferred stock or depositary shares may be purchased upon such exercise;

•	the designation and number of units of other securities purchasable upon the exercise of securities warrants to purchase other securities and the price at which such number of units of such other securities may be purchased upon such exercise;

•	the date on which the right to exercise such securities warrants shall commence and the date on which such right shall expire;

•	United States federal income tax consequences applicable to such securities warrants;

•	the amount of securities warrants outstanding as of the most recent practicable date; and

•	any other terms of such securities warrants.

Securities warrants will be issued in registered form only. The exercise price for securities warrants will be subject to adjustment in accordance with a prospectus supplement relating to the particular issue of securities warranties.

Each securities warrant will entitle the holder thereof to purchase such principal amount of debt securities or such number of shares of common stock, preferred stock, depositary shares or other securities at such exercise price as shall in each case be set forth in, or calculable from, a prospectus supplement relating to the securities warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such prospectus supplement. After the close of business on the expiration date, or such later date to which such expiration date may be extended by us, unexercised securities warrants will become void. The place or places where, and the manner in which, securities warrants may be exercised shall be specified in a prospectus supplement relating to such securities warrants.

Prior to the exercise of any securities warrants to purchase debt securities, common stock, preferred stock, depositary shares or other securities, holders of such securities warrants will not have any of the rights of holders of debt securities, common stock, preferred stock, depositary shares or other securities, as the case may be, purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in any applicable indenture, or to receive payments of dividends, if any, on the common stock, preferred stock or depositary shares purchasable upon such exercise, or to exercise any applicable right to vote.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to holders, a specified number of shares of common stock or other securities at a future date or dates, which we refer to in this prospectus as “stock purchase contracts.” The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, preferred securities, warrants or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the securities under the stock purchase contracts, which we refer to herein as “stock purchase units.” The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and those payments may be unsecured or refunded on some basis.

This summary of the terms of the stock purchase contracts and stock purchase units is not complete. A form of the applicable stock purchase contracts or stock purchase unit agreements will be filed with the Securities and Exchange Commission on a Current Report on Form 8-K prior to the closing of any offering of the applicable stock purchase contracts or stock purchase units, and you should read such documents for provisions that may be important to you. An accompanying prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units and, if applicable, collateral or depositary arrangements relating to the stock purchase contracts or stock purchase units. Material United States federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will also be discussed in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

Any of the securities that may be offered pursuant to this prospectus may be sold in or outside the United States through underwriters or dealers, agents or directly to one or more purchasers, including our existing stockholders in a rights offering. The prospectus supplement relating to any offering of securities will include the following information:

•	the terms of the offering;

•	the names of any underwriters, dealers or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities from us;

•	the net proceeds to us from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sale Through Underwriters or Dealers

If we use underwriters in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change, from time to time, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

If we use dealers in the sale of securities, the securities will be sold directly to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale.

Direct Sales and Sales Through Agents

We may sell the securities directly. In this case, no underwriters or agents would be involved. We may sell securities upon the exercise of rights that we may issue to our securityholders. We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities.

We may sell the securities through agents we designate from time to time. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their business.

LEGAL MATTERS

The validity of securities will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Legal counsel to any underwriters may pass upon legal matters for such underwriters.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Hanover Compressor Company for the year ended December 31, 2002 and the financial statements incorporated in this prospectus by reference to the Special Financial Report on Form 10-K of Hanover Compression Limited Partnership for the year ended December 31, 2002 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

The expenses of this offering (all of which are to be paid by Hanover) are estimated to be as follows:

Securities and Exchange Commission registration fee	$56,630
Legal fees and expenses	250,000
Accounting fees and expenses	250,000
Trustee fees and expenses	30,000
Printing expenses	300,000
Miscellaneous	50,000

Total	$936,630

Item 15.    Indemnification of Directors and Officers

Hanover Compressor Company.    We are empowered by Section 145 of the Delaware General Corporation Law (the “DGCL”), subject to the procedures and limitations stated therein, to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of Hanover, or is or was serving at the request of Hanover as a director, officer, employee or agent of another corporation or other enterprise, against reasonable expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually incurred by him in connection with such action, suit or proceeding, if such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Hanover and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. We are required by Section 145 to indemnify any person against reasonable expenses (including attorneys’ fees) actually incurred by him in connection with an action, suit or proceeding in which he is a party because he is or was a director, officer, employee or agent of Hanover or is or was serving at the request of Hanover as a director, officer, employee or agent of another corporation or other enterprise, if he has been successful, on the merits or otherwise, in the defense of the action, suit or proceeding. Section 145 also allows a corporation to purchase and maintain insurance on behalf of any such person against any liability asserted against him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of Section 145. In addition, Section 145 provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise.

Article Eight of our charter provides that we shall indemnify and hold harmless all of our officers and directors and advance expenses reasonably incurred by such officers and directors in defending any civil, criminal, administrative or investigative action, suit or proceeding, in accordance with and to the fullest extent permitted by Section 145 of the DGCL. We maintain directors and officers insurance covering them for certain liabilities, including liabilities under the securities laws.

Hanover Compression Limited Partnership.    Hanover Compression Limited Partnership (“HCLP”) is a Delaware limited partnership. Section 17-108 of the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”) permits a limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever.

Article VII of HCLP’s limited partnership agreement provides that HCLP shall indemnify and hold harmless each general partner and limited partner and its respective equity holders, members, directors, officers, employees, agents and affiliates (each a “Covered Person”) against claims or liabilities, including legal fees and other expenses reasonably incurred, arising out of the activities of HCLP or any action taken by the Covered Person on behalf of HCLP pursuant to authority granted by HCLP’s limited partnership agreement. This indemnification does not cover claims or liabilities (i) incurred as a result of the gross negligence, willful misconduct or bad faith of a Covered Person, or a knowing and material violation of the provisions of HCLP’s limited partnership agreement, (ii) as to which indemnification is barred under federal securities law, the DRULPA or other applicable law, or (iii) as to a Covered Person’s share as partner in any losses or expenses of HCLP.

Item 16.    Exhibits

**1.1	—	Form of Underwriting Agreement.

3.1	—	Certificate of Limited Partnership of Hanover Compression Limited Partnership (incorporated by reference to Exhibit 3.3 to the Registration Statement on Form S-4 (Registration No. 333-75814)).

3.2	—	Certificate of Amendment to Certificate of Limited Partnership of Hanover Compression Limited Partnership, dated as of January 2, 2001 (incorporated by reference to Exhibit 3.4 to the Registration Statement on Form S-4 (Registration No. 333-75814)).

3.3	—	Certificate of Amendment to Certificate of Limited Partnership of Hanover Compression Limited Partnership, dated as of August 20, 2001 (incorporated by reference to Exhibit 3.5 to the Registration Statement on Form S-4 (Registration No. 333-75814)).

3.4	—	Limited Partnership Agreement of Hanover Compression Limited Partnership (incorporated by reference to Exhibit 3.6 to the Registration Statement on Form S-4 (Registration No. 333-75814)).

3.5	—	Amendment to Limited Partnership Agreement of Hanover Compression Limited Partnership (incorporated by reference to Exhibit 3.7 to the Registration Statement on Form S-4 (Registration No. 333-75814)).

3.6	—	Certificate of Incorporation of the Hanover Compressor Holding Co., as amended (incorporated by reference to Exhibit 3.1 to Hanover Compressor Company’s (the “Company”) Current Report on Form 8-K filed with the SEC on February 5, 2001).

3.7	—	Certificate of Amendment of Certificate of Incorporation of Hanover Compressor Holding Co., dated December 8, 1999 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on February 5, 2001).

3.8	—	Certificate of Amendment of Certificate of Incorporation of Hanover Compressor Holding Co., dated July 11, 2002 (incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K filed with the SEC on February 5, 2001).

3.9	—	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.5 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 filed with the SEC on April 15, 2003).

*4.1	—	Form of Senior Indenture.

*4.2	—	Form of Subordinated Indenture.

**4.3	—	Form of Senior Debt Securities.

**4.4	—	Form of Subordinated Debt Securities.

**4.5	—	Form of Warrant Agreement.

**4.6	—	Form of Warrant Certificate.

**4.7	—	Form of Depositary Agreement.

**4.8	—	Form of Deposit Receipts.

**4.9	—	Form of Stock Purchase Contracts.

**4.10	—	Form of Stock Purchase Units.

4.11	—	Specimen Stock Certificate (incorporated by reference to Exhibit 4.11 to the Company’s Registration Statement on Form S-1 (Registration No. 333-24953)).

*5.1	—	Opinion of Vinson & Elkins L.L.P.

*12.1	—	Computation of Ratios of Earnings to Fixed Charges and Earnings to Fixed Charges and Preferred Stock Dividends.

*23.1	—	Consent of PricewaterhouseCoopers LLP related to the financial statements of Hanover Compressor Company.

*23.2	—	Consent of PricewaterhouseCoopers LLP related to the financial statements of Hanover Compression Limited Partnership.

*23.3	—	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).

*24.1	—	Powers of Attorney (included on the signature page of this registration statement).

*25.1	—	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of the Trustee under the Senior Indenture.

*25.2	—	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of the Trustee under the Subordinated Indenture.

*	Filed herewith.
**	To be filed by amendment or in a Current Report on Form 8-K.

Item 17.    Undertakings

(a) The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrants pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Each of the undersigned registrants hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of such registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of either of the registrants pursuant to the foregoing provisions or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by either of the registrants of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Signatures of Hanover Compressor Company

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 20th day of June, 2003.

HANOVER COMPRESSOR COMPANY

By:	/s/ CHAD C. DEATON

Chad C. Deaton President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Chad C. Deaton and John E. Jackson, or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Form S-3 Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on the 20th day of June, 2003.

Signature	Title

/s/ CHAD C. DEATON Chad C. Deaton	President and Chief Executive Officer and Director (Principal Executive Officer)

/s/ JOHN E. JACKSON John E. Jackson	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ VICTOR E. GRIJALVA Victor E. Grijalva	Director

/s/ TED COLLINS, JR. Ted Collins, Jr.	Director

/s/ ROBERT R. FURGASON Robert R. Furgason	Director

/s/ MELVYN N. KLEIN Melvyn N. Klein	Director

/s/ MICHAEL A. O’CONNOR Michael A. O’Connor	Director

/s/ ALVIN V. SHOEMAKER Alvin V. Shoemaker	Director

Signature	Title

/s/ I. JON BRUMLEY I. Jon Brumley	Director

/s/ Gordon T. Hall	Director

Signatures of Hanover Compression Limited Partnership

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 20th day of June, 2003.

HANOVER COMPRESSION LIMITED PARTNERSHIP

By:	HANOVER COMPRESSION GENERAL HOLDINGS, LLC, ITS GENERAL PARTNER

By:	/s/ CHAD C. DEATON

Chad C. Deaton Manager

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Chad C. Deaton and John E. Jackson, or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Form S-3 Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on the 20th day of June, 2003.

Signature	Title

/s/ CHAD C. DEATON Chad C. Deaton	President and Chief Executive Officer (Principal Executive Officer) and Manager of the General Partner

/s/ JOHN E. JACKSON John E. Jackson	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer) and Manager of the General Partner

/s/ MARK S. BERG Mark S. Berg	Senior Vice President and General Counsel and Manager of the General Partner

INDEX TO EXHIBITS

**1.1	—	Form of Underwriting Agreement.

3.1	—	Certificate of Limited Partnership of Hanover Compression Limited Partnership (incorporated by reference to Exhibit 3.3 to the Registration Statement on Form S-4 (Registration No. 333-75814)).

3.2	—	Certificate of Amendment to Certificate of Limited Partnership of Hanover Compression Limited Partnership, dated as of January 2, 2001 (incorporated by reference to Exhibit 3.4 to the Registration Statement on Form S-4 (Registration No. 333-75814)).

3.3	—	Certificate of Amendment to Certificate of Limited Partnership of Hanover Compression Limited Partnership, dated as of August 20, 2001 (incorporated by reference to Exhibit 3.5 to the Registration Statement on Form S-4 (Registration No. 333-75814)).

3.4	—	Limited Partnership Agreement of Hanover Compression Limited Partnership (incorporated by reference to Exhibit 3.6 to the Registration Statement on Form S-4 (Registration No. 333-75814)).

3.5	—	Amendment to Limited Partnership Agreement of Hanover Compression Limited Partnership (incorporated by reference to Exhibit 3.7 to the Registration Statement on Form S-4 (Registration No. 333-75814)).

3.6	—	Certificate of Incorporation of the Hanover Compressor Holding Co., as amended (incorporated by reference to Exhibit 3.1 to Hanover Compressor Company’s (the “Company”) Current Report on Form 8-K filed with the SEC on February 5, 2001).

3.7	—	Certificate of Amendment of Certificate of Incorporation of Hanover Compressor Holding Co., dated December 8, 1999 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on February 5, 2001).

3.8	—	Certificate of Amendment of Certificate of Incorporation of Hanover Compressor Holding Co., dated July 11, 2002 (incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K filed with the SEC on February 5, 2001).

3.9	—	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.5 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 filed with the SEC on April 15, 2003).

*4.1	—	Form of Senior Indenture.

*4.2	—	Form of Subordinated Indenture.

**4.3	—	Form of Senior Debt Securities.

**4.4	—	Form of Subordinated Debt Securities.

**4.5	—	Form of Warrant Agreement.

**4.6	—	Form of Warrant Certificate.

**4.7	—	Form of Depositary Agreement.

**4.8	—	Form of Deposit Receipts.

**4.9	—	Form of Stock Purchase Contracts.

**4.10	—	Form of Stock Purchase Units.

4.11	—	Specimen Stock Certificate (incorporated by reference to Exhibit 4.11 to the Company’s Registration Statement on Form S-1 (Registration No. 333-24953)).

*5.1	—	Opinion of Vinson & Elkins L.L.P.

*12.1	—	Computation of Ratios of Earnings to Fixed Charges and Earnings to Fixed Charges and Preferred Stock Dividends.

*23.1	—	Consent of PricewaterhouseCoopers LLP related to the financial statements of Hanover Compressor Company.

*23.2	—	Consent of PricewaterhouseCoopers LLP related to the financial statements of Hanover Compression Limited Partnership.

*23.3	—	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).

*24.1	—	Powers of Attorney (included on the signature page of this registration statement).

*25.1	—	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of the Trustee under the Senior Indenture.

*25.2	—	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of the Trustee under the Subordinated Indenture.

*	Filed herewith.
**	To be filed by amendment or in a Current Report on Form 8-K.